Exhibit 23.1



Independent Auditor's Consent

We consent to the incorporation by reference in this Registration Statement of Magnum Hunter Resources, Inc. on Form S-8 of our report dated March 13, 1998 (except for the last paragraphs of Note 5 and 16 to which the date is March 27, 1998), appearing in the Annual Report on Form 10- KSB of Magnum Hunter Resources, Inc. for the year ended December 31, 1997.



Deloitte & Touche LLP
Dallas, Texas
June 1, 1998